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                                                                     EXHIBIT 5.1


                                  March 5, 1998


Onyx Acceptance Financial Corporation
   on behalf of
Onyx Acceptance Grantor Trust 1998-1
c/o     Onyx Acceptance Financial Corporation
        8001 Irvine Center Drive, Fifth Floor
        Irvine, California 92618

        Re:    Onyx Acceptance Grantor Trust 1998-1
               Registration Statement on Form S-1
               Registration No. 333-46359

Ladies and Gentlemen:

        We have acted as counsel for Onyx Acceptance Grantor Trust 1998-1 (the "Trust"), in connection with the proposed issuance by the Trust of its Auto Loan Pass-Through Certificates, Series 1998-1 (the "Pass-Through Certificates") to be issued pursuant to a Pooling and Servicing Agreement, among Onyx Acceptance Financial Corporation, as seller (the "Seller"), Onyx Acceptance Corporation, as servicer (the "Servicer") and Bankers Trust Company, as trustee (the "Trustee"). The Pooling and Servicing Agreement, in the form filed with the Securities and Exchange Commission on March 5, 1998 as an exhibit to Amendment No. 1 to the above-referenced registration statement (as so amended, the "Registration Statement") on Form S-1 (File No. 333- 46359) under the Securities Act of 1933, as amended (the "1933 Act"), is herein referred to as the "Agreement."

        We have examined originals or copies, certified or otherwise identified to our satisfaction, the form of Agreement and the form of Pass-Through Certificates included therein, and such other documents, records, certificates of the Trust and public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In addition, we have assumed that the Agreement as completed for the Pass-Through Certificates will be duly executed and delivered by each of the parties thereto; that the Pass-Through Certificates as completed will be duly executed and delivered substantially in the forms contemplated by the Agreement; and that the Pass-Through Certificates will be sold as described in the Registration Statement.

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Onyx Acceptance Financial Corporation
March 5, 1998
Page 2

        Based upon the foregoing and subject to the limitations and qualifications set forth below, we are of the opinion that the Pass-Through Certificates are in due and proper form and, assuming the due authorization, execution and delivery of the Agreement by the Seller, the Servicer and the Trustee and the due authorization of the Pass-Through Certificates by all necessary action on the part of the Trustee, when the Pass-Through Certificates have been validly executed, authenticated and issued in accordance with the Agreement and delivered against payment therefor, the Pass-Through Certificates will be legally issued and fully paid and non-assessable.

        The opinion expressed above is subject to the qualification that we do not purport to be experts as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the States of California, New York and Delaware, and we express no opinion herein as to the effect that the laws and decisions of courts of any such other jurisdiction may have upon such opinions.

        We consent to the use and filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained therein. In giving such consent we do not imply or admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                       /s/ Andrews & Kurth L.L.P.